AGREEMENT

Date:     December 22, 1993

Parties:  Pentair, Inc., a Minnesota corporation
          ("Pentair")
          Fried. Krupp AG Hoesch-Krupp, a German
          stock corporation ("Krupp")

Re:       Asset Purchase Agreement between Pentair
          Deutschland GmbH, EuroPentair GmbH and F C
          Holdings, a Delaware corporation ("Buyers") and Schroff GmbH ("Seller") dated of even date herewith (the "Purchase Agreement")

Recitals:

        A.      Pentair is, directly or indirectly, the
sole shareholder of the Buyers.

        B.      Krupp is, directly or indirectly, the
sole shareholder of the Seller.

        C.      Buyers and Seller have entered into the
Purchase Agreement simultaneously with the execution of this Agreement, whereby all of the assets of Seller will be sold at Closing (as defined therein) to Buyers on the terms and conditions provided for therein (the "Sale").

        D. Pentair and Krupp are entering into this Agreement to confirm their mutual understandings with respect to each other's obligations in connection with the transactions contemplated in the Purchase Agreement.


Agreement:

1.      Guaranties.  The Purchase Agreement provides in
Sections 11.9 and 12.6 respectively that, as conditions precedent to the obligations of the Buyers and the Seller to consummate the Sale, each of Krupp and Pentair shall provide their guaranties of the obligations of their respective subsidiaries contained in the Purchase
Agreement.

1.1 Krupp Guaranty. At the Closing, Krupp shall provide to Buyers its Guaranty in the form attached to the Purchase Agreement as Exhibit 11.9.

1.2 Pentair Guaranty. At the Closing, Pentair shall provide to Seller its Guaranty in the form attached to the Purchase Agreement as Exhibit 12.6.

2. Noncompetition Agreement. The Purchase Agreement provides in Section 2B that Seller is entering into a Noncompetition Agreement with Buyers on the date hereof in the form of Exhibit 2 to this Agreement.

2.1 Krupp Noncompetition Agreement. Krupp hereby agrees that, upon Closing of the Sale, by its execution of this Agreement and without further action or execution of any further instrument or agreement, it shall accede to and be bound by the terms of the Noncompetition
Agreement executed by Seller as if such agreement had been fully executed by Krupp. All of the terms and conditions of the Noncompetition Agreement shall be incorporated herein fully by this reference and Pentair and all or any of the Buyers shall be entitled to enforce the obligations of Krupp with respect to the Noncompetition Agreement in the same manner as set forth therein with respect to Seller. Nothing contained in this Agreement shall preclude the members of the Krupp
Konzern from the carrying out and developing their business as existing on the Closing Date.

2.2     Pentair Indemnification.  In consideration of
Krupp's agreement to accede to the terms of the Noncompetition Agreement, Pentair agrees that, notwithstanding any partial or total invalidity or unenforceability of the provisions of the Noncompetition
Agreement or the terms of Section 2.1 hereof, it shall not take, and shall not permit Buyers or any other person affiliated with Pentair to take, any action to seek, claim, sue or use any legal process to recover or have returned any portion of the purchase price payable under the Purchase Agreement allocated to the value of the Noncompetition Agreement in Exhibit 13 thereto. In addition, Pentair agrees to indemnify Krupp from and against any and all such claims or proceedings for return or recovery of any portion of such purchase price. The provisions of Section 18 of the Purchase Agreement regarding indemnification shall be incorporated herein fully by this reference and Krupp shall be entitled to enforce the obligations of Pentair contained in this
Section 2.2 in the same manner as set forth in such provision.

3. No Solicitation of Other Offers. Krupp agrees that it will not, and will not cause or permit Seller nor any of Krupp's or Seller's representatives or affiliates to, enter into any negotiations with or solicit any offer, inquiry or proposal from any other person with respect to the sale, merger or other acquisition of Seller or any or all of its assets or of the Business
(as defined in the Purchase Agreement) unless and until the Purchase Agreement is terminated in accordance with the provisions of Section 21 thereof.

4.      Covenants of Krupp and Pentair.

4.1 Actions Following Execution. Krupp agrees that it shall take all actions necessary to perform directly or cause the performance (by Seller or by any other party) of the provisions of Sections 8.7 and 8.8 of the Purchase Agreement.

4.2. Change in Name of Seller. In the notarial deed no. 1714/93 of the notary Ursel Hubmann Deinert in Essen, Krupp has reached a shareholders' resolution to change
Sellers' Articles of Association as to the firm name from "Schroff GmbH" to "Vermogensverwaltung Straubenhardt
GmbH". Seller has signed an application to the Commercial Register for registration of the name change and the notary has certified such signature. Copies of both documents are attached hereto as Exhibit 4.2. The notary Ursel Hubmann Deinert shall be obligated to file the original notarial deed on the name change together with the original application with the Commercial
Register in Pforzheim within five days following closing in order that Buyer may adopt as its firm name "Schroff
GmbH" and as its registered address, the address of the Straubenhardt Facility. Krupp agrees that it shall not use or permit the use of the name "Schroff" in any form in Seller's new firm name or as the name or part of the name of any other company affiliated with Krupp in Germany.

4.3 Assurance of Performance. So long as any obligations of Seller under the Purchase Agreement, or in any document or instrument which is an Exhibit thereto or entered into in furtherance or consummation of the transactions contemplated therein, remain in effect
(other than payment of liabilities not assumed or other monetary obligations guaranteed by Krupp under the Guaranty to be executed at Closing pursuant to Section
1.1 hereof), Krupp agrees not to liquidate Schroff or otherwise take any action which would prevent or materially impair the ability of Schroff to perform such obligations, unless or until Krupp shall notify Pentair of any such action and Krupp shall have entered into an arrangement or agreement satisfactory to Pentair in its reasonable business judgment by which Krupp will have assumed such obligations or will otherwise have made adequate provision therefor.

4.4 Assurance of Performance. So long as any obligations of Buyers under the Purchase Agreement, or in any document or instrument which is an Exhibit thereto or entered into in furtherance or consummation of the transactions contemplated therein, remain in effect
(other than payment of liabilities assumed or other monetary obligations guaranteed by Pentair under the Guaranty to be executed at Closing pursuant to Section
1.2 hereof), Pentair agrees not to take any action which would prevent or materially impair the ability of Buyers to perform such obligations, unless or until Pentair shall notify Krupp of any such action and Pentair shall have entered into an arrangement or agreement satisfactory to Krupp in its reasonable business judgment by which Pentair will have assumed such obligations or will otherwise have made adequate provision therefor.
Pentair agrees not to sell or otherwise transfer the shares of EuroPentair prior to the Closing Date.

5.      Premerger Notification Filings.  Krupp and
Pentair, as ultimate parent entities of Seller and Buyer, hereby agree to promptly prepare and file a complete and accurate Premerger Notification Form with the Department of Justice and the Federal Trade Commission under the Antitrust Improvements Act of 1976 and with the German
Federal Cartel Office pursuant to applicable regulations.

        6. Termination of Agreement. This Agreement shall be automatically terminated upon termination of the Purchase Agreement pursuant to the terms of Section 21 of the Purchase Agreement. Termination of this Agreement shall not affect in any way the continuing obligations of Pentair pursuant to the Confidentiality Agreement between Pentair and Krupp dated October 10, 1993.

7. Amendments. This Agreement may only be amended or modified by written instrument executed by the parties hereto.

8. Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and shall be deemed given, if personally delivered, upon delivery, or if mailed, upon deposit in German or United
States mail, first class airmail, postage prepaid, certified mail and addressed as follows:

(a)     If to Krupp:  Fried. Krupp AG Hoesch-Krupp
                      Altendorferstrasse 103
                      45143 Essen, Germany
                      Fax: (0201) 1882233
                      Attn: Mr. Ringleb

(b)     If to Pentair:

Pentair, Inc.                   Henson & Efron, P.A.
Waters Edge Plaza               1200 Title Insurance
1500 County Road B2 West               Building
St. Paul, MN 55113-3105         400 Second Avenue South
Fax:  (612)  639-5203           Minneapolis, MN 55401
Attn:  Richard W. Ingman        Fax:  (612) 339-6364
                                Attn:  Louis L.
                                         Ainsworth, Esq.

9. Waiver. No waiver by either party hereto of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be deemed or construed as a further or continuing waiver of such condition or breach or waiver of any other or subsequent condition or the breach of any other term, covenant, representation or warranty contained in this Agreement.

10. Counterparts. Any number of counterparts of this Agreement may be executed and each such executed counterpart shall be deemed to be an original.

11. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12. Entire Agreement. This Agreement, the agreements made a part hereof, the Exhibits hereto and the instruments delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede all prior written agreements and understandings, oral or written, between the parties relating to the subject matter hereof. The Confidentiality Agreement between Pentair and Krupp dated October 10, 1993 shall continue in full force and effect following execution hereof.

13.     English Language.  The English version of this
Agreement, regardless of whether a translation into any other language is or will be made, will be the only authentic version.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Federal Republic of Germany.

15.     Arbitration of Disputes.

(a) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation or termination, that can not be resolved amicably by the parties shall be referred to and finally resolved by arbitration under the then applicable rules of the International Chamber of Commerce, as hereinafter modified or supplemented.

(b) The arbitration proceeding shall be presided over by a panel of three arbitrators, one arbitrator each appointed by Buyers as a group and Seller and a chairman appointed by the two party-appointed arbitrators. Any communication between a party and any arbitrator shall be directed to the arbitration panel. The parties expressly agree that the arbitrators may call and question any witness, including any expert witness and may require a party to produce any relevant documents or evidence prior to or at any hearing. The parties expressly agree that the arbitrators will be empowered to grant injunctive relief in the form of interim orders pending the outcome of the arbitration and in the final arbitral award.

(c) The location of the arbitration shall be London, England, and the language of the arbitration shall be English.

(d) The arbitral award will be the exclusive remedy for all claims, counterclaims, issues or accountings presented or pled to the arbitrators. The award will be granted and paid in Deutschmarks and may, in the discretion of the arbitrators, include interest from the date of breach or other violation of the Agreement until the award is fully paid. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereover. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

16. Severability. Should any provision of this Agreement be or become invalid in whole or in part or be incapable of performance for whatever reason or should a relevant provision have been omitted, then the validity of the remaining provisions of this Agreement shall not be affected thereby. In such an event, the parties hereby undertake to substitute for any such invalid provision or for any provision incapable of performance or for any omitted provision, a provision which corresponds to the spirit and purpose of such invalid, unperformable or omitted provision as far as permitted under Applicable Law with a view to the economic purpose of this Agreement.